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                                  EXHIBIT 5.1

July 26, 2002

Asyst Technologies, Inc.
48761 Kato Road
Fremont, California 94538


Ladies and Gentlemen:

We have acted as counsel for Asyst Technologies, Inc., a California corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering by certain shareholders of up to 1,310,104 shares of the Company common stock, with no par value (the "Common Stock"), 468,796 shares of which were originally issued pursuant to that certain Asset Purchase Agreement, dated as of April 9, 2002, by and among the Company, Asyst Connectivity Technologies, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Domain Logix Corporation, a Delaware corporation and 841,308 shares of which were issued pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of May 22, 2001, by and among the Company, Gem Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, GW Associates, Inc., a California corporation and John S. Ghiselli.

In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Articles of Incorporation and Bylaws, (ii) the Registration Statement and related Prospectus, and (iii) such other documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock to be offered pursuant to the Registration Statement and related Prospectus have been validly issued and are fully paid and nonassessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

Cooley Godward LLP

By: /s/ James C. Kitch
    -----------------------------
    James C. Kitch